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                                                                   EXHIBIT 11.1

                          HEADLANDS MORTGAGE COMPANY

           STATEMENT RE COMPUTATION OF PRO FORMA PER SHARE EARNINGS

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
                                                        FOR THE
                                                      SIX MONTHS    FOR THE
                                                         ENDED    YEAR ENDED
                                                       JUNE 30,    DECEMBER
                                                         1997      31, 1996
                                                      ----------- -----------
      Primary and fully diluted pro forma income per
       share:
        Net income available to common Stockholders   $17,344,959 $17,659,600
                                                      =========== ===========
        Weighted average shares outstanding(1).......  14,345,333  14,345,333
        Pro forma net income per share...............       $1.21       $1.23
                                                      =========== ===========
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(1) Options have been considered to be outstanding for all periods presented and an estimated initial offering of $15.00 per share and an assumed option exercise price of $5.00 per share (pending receipt of appraised value) has been used in applying the treasury stock method, including periods where the impact of incremental shares is anti-dilutive.